UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): November 23, 2009

BETAWAVE CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	333-131651	20-2471683
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

706 Mission Street, 10th Floor, San Francisco, California		94103
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (415) 738-8706

Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01                      Entry into a Material Definitive Agreement.

    On November 25, 2009, Betawave Corporation (the “Company”) and Silicon Valley Bank entered into an Amended and Restated Loan and Security Agreement (the “A&R Loan Agreement”) which amends and restates the Loan and Security Agreement, dated as of March 27, 2009 (as amended, the “Original Loan Agreement”), between Silicon Valley Bank and the Company.  The A&R Loan Agreement amended and restated the Original Loan Agreement to, among other things: (i) modify the interest rate on the financed receivable to be based on the gross amount (rather than the financed amount) of the financed receivables and other related fees described below, (ii) delete the letter of credit, foreign exchange and cash management subfacilities and sublimits, (iii) accelerate the maturity date from March 27, 2011 to January 31, 2010 (the “Maturity Date”), (iv) increase the default rate from 4% to 5% and (v) remove the financial covenants in the Original Loan Agreement. The available revolving credit line remains set at $1.5 million.

    The borrowings under the A&R Loan Agreement remain secured and based upon a percentage of certain eligible billed accounts receivables of the Company, and unbilled accounts receivables are no longer included in the borrowing base.  Under the A&R Loan Agreement, the Company may borrow, repay and reborrow under the line of credit facility at any time subject to certain terms and conditions, but the advances are subject to a lockbox arrangement and are paid when payment is received on such financed receivable.  Advances under the line of credit facility shall continue to accrue interest at a per annum rate equal to the greater of (i) 3.0% above Silicon Valley Bank’s announced prime rate or (ii) 7.0% which interest shall be charged to the Company based on the gross amount of the financed receivables.  The A&R Loan Agreement also requires that the Company pay certain additional monthly fees including a collateral handling fee equal to 0.50% of the gross amount of the financed receivables. Under the A&R Loan Agreement, the minimum monthly finance charge (including interest and fees) to be paid by the Company is $5,500.

    The obligations under the A&R Loan Agreement remain collateralized by substantially all of the Company’s assets.  The A&R Loan Agreement retains the affirmative and negative covenants principally relating to liens, indebtedness, investments, distributions to shareholders and the use and disposition of assets.  Certain covenants were amended pursuant to the A&R Loan Agreement and the financial covenants set forth in the Original Loan Agreement were removed.  In addition, the A&R Loan Agreement contains customary events of default.  As of the date of this Current Report on Form 8-K, there is $721,112.29 outstanding under this revolving credit arrangement.

    The foregoing description of the A&R Loan Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the A&R Loan Agreement, a copy of which is attached as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

    On November 23, 2009, the Company and Matt Freeman mutually agreed to terminate his employment as Chief Executive Officer of the Company effective as of November 30, 2009.  Mr. Freeman will remain on the Company’s board of directors (the “Board”).  Under Mr. Freeman’s employment agreement, in the event that Mr. Freeman’s employment is terminated by the Company other than for cause, death or disability, Mr. Freeman is eligible to receive, among other things, a severance payment (in the form of a salary continuation) equal to one year’s base salary (subject to reduction to six months if Mr. Freeman finds subsequent employment prior to the expiration of the twelve month period) and an additional twelve months of vesting on the options granted to Mr. Freeman from the date of termination, which, to the extent unexercised, will expire two years after such termination. The Board will conduct a search to select candidates to succeed Mr. Freeman as Chief Executive Officer and expects to retain a consulting firm to assist in the search process.  On November 23, 2009, the Board appointed Tabreez Verjee, currently the President of the Company, as interim Chief Executive Officer.

Item 9.01	Financial Statements and Exhibits.

(d)           Exhibits.

The following exhibits are attached to this Current Report on Form 8-K:

Exhibit	Description
10.1	Amended and Restated Loan Agreement, dated as of November 25, 2009, between Silicon Valley Bank and Betawave Corporation

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: November 30, 2009	BETAWAVE CORPORATION By: /s/ Tabreez Verjee Name: Tabreez Verjee Title: President and Interim CEO

EXHIBIT INDEX

Exhibit	Description
10.1	Amended and Restated Loan Agreement, dated as of November 25, 2009, between Silicon Valley Bank and Betawave Corporation